Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

DATE:	March 2, 2009

ALBEMARLE, N.C. – Uwharrie Capital Corp, parent company for Bank of Stanly, Anson Bank & Trust and Cabarrus Bank & Trust, reported unaudited earnings from operations of $3.802 million for the year ended December 31, 2008 as compared to $4.261 million for the same period in 2007. Although our markets have held up better than most across the country, we are not immune to the current economic conditions and we will continue to be vigilant and disciplined in our credit administration and operating decisions. During the year ended December 31, 2008, the Company provided loan loss provisions of $969 thousand as compared to $15 thousand for the same period in 2007. Net income for 2008, after this provision and taxes, was $2.029 million or $0.27 per share compared to $2.959 million or $0.39 per share in 2007.

“Our company produced a solid year of operating income by remaining focused on our community-banking approach during what is proving to be very challenging market conditions,” said Roger L. Dick, Chief Executive Officer. “Our performance included expansion of net interest income through organic growth of both loans and core deposits and improvement in our non-interest income sources.”

Total assets ended the year at $452.5 million, up from $411.9 million at December 31, 2007, representing an increase of $40.6 million or 9.9%. Total net loans increased 5.5% from $321.4 million to $339.2 million and total deposits increased 8.9% from $324.7 million to $353.6 million.